Exhibit 10.27

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of the 8th day of February, 2010, by and between 3900 SAN CLEMENTE, L.P., a Texas limited partnership (“Landlord”) and BAZAARVOICE, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into that certain Office Lease Agreement dated as of July 15, 2009 (the “Lease Agreement”) pursuant to which Tenant leases from Landlord approximately 50,798 square feet of Agreed Rentable Area (the “Current Premises”) known as Suite 300 in that certain building known as 3900 San Clemente, and located at 3900 N. Capital of Texas Highway, Austin, Texas 78746 (the “Building”), as more particularly described therein;

WHEREAS, the Lease Agreement has been amended by that certain Acceptance of Premises Memorandum dated October 21, 2009, which established the Commencement Date of the Lease as October 12, 2009 and the Expiration Date of the Lease as January 31, 2015, and by that certain First Amendment to Lease Agreement dated as of January 19, 2010 (the Lease Agreement, as amended, the “Lease”);

WHEREAS, pursuant to that certain letter dated January 20, 2010 from Tenant to Landlord, Tenant has exercised its Expansion Option contained in Rider 2 to the Lease to lease additional space containing approximately 26,006 square feet of Agreed Rentable Area located on the second (2nd) floor of the Building as shown on Exhibit A attached hereto (the “Expansion Space”); and

WHEREAS, Landlord and Tenant desire to amend the Lease to reflect their agreements as to the terms and conditions governing Tenant’s lease of the Expansion Space.

NOW, THEREFORE, in consideration of the premises and the mutual covenants between the parties herein contained, Landlord and Tenant hereby agree as follows:

1. Premises.

(a) Effective as of the Expansion Space Commencement Date (hereinafter defined), Landlord shall lease the Expansion Space to Tenant and Tenant shall lease the Expansion Space from Landlord, and the Premises, as defined in the Lease, shall mean, collectively, the Current Premises and the Expansion Space. The Expansion Space shall be subject to all the terms and conditions of the Lease except as expressly modified herein. Effective as of the Expansion Space Commencement Date, Item 2 of the Basic Lease Provisions shall be deleted in its entirety and the following shall be substituted in lieu thereof:

2.	Premises:

a.	Suite #: 300; Floor: the entire third (3rd) floor; and Suite #: 250; Floor: a portion of the second (2nd) floor.

b.	Agreed Rentable Area: 76,804 square feet.

(b) As used herein, the “Expansion Space Commencement Date” shall mean the date that is the earlier to occur of (i) the date of Substantial Completion with respect to the Expansion Space, subject to adjustment for any Tenant Delays (as defined and determined in accordance with the terms of the Work Letter attached hereto as Exhibit B); and (ii) March 12, 2011. Upon Substantial

Completion of the Expansion Space, Landlord and Tenant shall execute an Acceptance of Premises Memorandum in substantially the form of Exhibit E attached to the Lease. If Tenant occupies any portion of the Expansion Space without executing the Acceptance of Premises Memorandum, Tenant shall be deemed to have accepted such Expansion Space for all purposes, subject to the terms of the Lease as otherwise applicable to the Premises (e.g., Tenant’s express rights to object to defects). Effective as of the Expansion Space Commencement Date, Exhibit A attached hereto shall be added to and incorporated into Exhibit A to the Lease.

(c) Landlord agrees to use reasonable efforts to cause the Tenant’s Improvements (as defined in Exhibit B attached hereto) with respect to the Expansion Space to be Substantially Complete within one hundred twenty (120) days after Landlord’s receipt of Tenant’s approval of the Construction Plans and Contract Sum therefor (such date, the “Outside Expansion Space Commencement Date”). Notwithstanding anything in the Lease or this Amendment to the contrary, if the Tenant’s Improvements with respect to the Expansion Space are not Substantially Complete on or before the Outside Expansion Space Commencement Date, Tenant, as its sole and exclusive remedy, shall be entitled to a rent abatement with respect to the Expansion Space of $653.59 for every day in the period beginning on the Outside Expansion Space Completion Date and ending on the date the Tenant’s Improvements with respect to the Expansion Space are Substantially Complete. Landlord and Tenant acknowledge and agree that: (x) the determination of the Substantial Completion of the Expansion Space shall take into consideration the effect of any Tenant Delay (with respect to the Expansion Space); (y) each day of Tenant Delay, if any, shall be reduced by the number of days that Tenant has remaining to fulfill its obligations in Section 1.3 of the Work Letter (for example, if Tenant submits construction plans within forty (40) days, then Tenant shall be credited five (5) days against any Tenant Delays); and (z) the Outside Expansion Space Completion Date shall be postponed by the number of days Substantial Completion of the Expansion Space is delayed due to events of force majeure.

2. Basic Rent. The schedule of Basic Rent set forth in Item 3(a) of the Basic Lease Provisions is hereby deleted in its entirety and the following is substituted in lieu thereof:

3.	a. Basic Rent (See Article 2, Supplemental Lease Provisions):

Rental Period	Rate Per Square Foot of Agreed Rentable Area	Basic Annual Rent	Basic Monthly Rent
10/12/09 — 3/11/11	$0.00	$0.00	$0.00
3/12/11 — 1/31/12	$20.00	$1,536,080.04	$128,006.67
2/1/12 — 1/31/13	$20.50	$1,574,481.96	$131,206.83
2/1/13 — 1/31/14	$21.00	$1,612,884.00	$134,407.00
2/1/14 — 1/31/15	$21.50	$1,651,286.04	$137,607.17

3. Tenant’s Operating Expense Stop. Effective as of the Expansion Space Commencement Date, Item 4 of the Basic Lease Provisions shall be amended in its entirety to the following:

4.	Tenant’s Pro Rata Share Percentage: 30.5814% (the Agreed Rentable Area of the Premises divided by the Agreed Rentable Area of the Building, expressed in a percentage).

4. Acceptance of Expansion Space. Tenant acknowledges that Tenant has inspected the Expansion Space and, except for latent defects discovered and reported to Landlord by Tenant within 180 days after the Expansion Space Commencement Date and subject to Landlord’s completion of its obligations under the Work Letter attached hereto as Exhibit B, Tenant hereby accepts the Expansion Space (including the suitability of the Expansion Space for the Permitted Use) for all purposes. By taking possession of the Expansion Space, Tenant shall be deemed to have accepted the Expansion Space and agreed that the Expansion Space is in good order and satisfactory condition, with no representation or warranty by Landlord as to the condition of the Expansion Space or the Building or suitability thereof for Tenant’s use, except as otherwise expressly set forth in the Lease. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THE LEASE, NO WARRANTIES, EXPRESS OR IMPLIED, ARE MADE REGARDING THE CONDITION OR SUITABILITY OF THE EXPANSION SPACE ON THE EXPANSION SPACE COMMENCEMENT DATE. FURTHER, TO THE EXTENT PERMITTED BY LAW, TENANT WAIVES ANY IMPLIED WARRANTY OF SUITABILITY OR OTHER IMPLIED WARRANTIES THAT LANDLORD WILL MAINTAIN OR REPAIR THE EXPANSION SPACE OR ITS APPURTENANCES EXCEPT AS MAY BE CLEARLY AND EXPRESSLY PROVIDED IN THE LEASE.

5. Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than The Aleshire Company (“Tenant’s Broker”), and that it knows of no other real estate brokers or agents who are or might be entitled to a commission in connection with this Amendment. Landlord agrees to pay a commission to Tenant’s Broker pursuant to a separate written agreement between Landlord and such broker. Tenant agrees to indemnify and hold Landlord harmless from and against any liability or claim arising in respect to any brokers or agents claiming a commission by, through, or under Tenant in connection with this Amendment other than Tenant’s Broker.

6. Defined Terms. Except as defined differently herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them under the Lease.

7. Authority. Tenant and each person signing this Amendment on behalf of Tenant represents to Landlord as follows: (i) Tenant is a duly formed and validly existing corporation under the laws of the State of Delaware, (ii) Tenant has and is qualified to do business in Texas, (iii) Tenant has the full right and authority to enter into this Amendment, and (iv) each person signing on behalf of Tenant was and continues to be authorized to do so.

8. Exhibit. Each exhibit attached hereto is made a part hereof for all purposes.

9. Ratification of Lease. Except as amended hereby, the Lease shall remain in full force and effect in accordance with its terms and is hereby ratified. In the event of a conflict between the Lease and this Amendment, this Amendment shall control.

10. Entire Agreement. This Amendment, together with the Lease, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment or the Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose.

11. Successors and Assigns. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12. Severability. A determination that any provision of this Amendment is unenforceable or invalid shall not affect the enforceability or validity of any other provision hereof and any determination that the application of any provision of this Amendment to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

13. Governing Law. This Amendment shall be governed by the laws of the State of Texas.

14. Submission of Amendment Not Offer. The submission by Landlord to Tenant of this Amendment for Tenant’s consideration shall have no binding force or effect, shall not constitute an option, and shall not confer any rights upon Tenant or impose any obligations upon Landlord irrespective of any reliance thereon, change of position or partial performance. This Amendment is effective and binding on Landlord only upon the execution and delivery of this Amendment by Landlord and Tenant.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

LANDLORD

3900 SAN CLEMENTE, L.P., a
Texas limited partnership

By: 3900 San Clemente GP, Inc., its General Partner
Approved:
	By:	/s/ Richard E. Anderson
/s/ Richard Paddock	Name: Richard E. Anderson
Richard Paddock	Title: President

TENANT

BAZAARVOICE, INC., a Delaware corporation

	By:	/s/ Kenneth J. Saunders
Name: Kenneth J. Saunders
Title: CFO

EXHIBIT A

FLOOR PLAN FOR THE EXPANSION SPACE

A-1

EXHIBIT B

WORK LETTER

1. Plans.

1.1 Space Plan. Tenant has delivered to Landlord a space plan for the Expansion Space prepared by Tenant’s space planner, at Tenant’s expense (subject to reimbursement through the Finish Allowance), a copy of which is attached hereto as Schedule B-1. Landlord will approve or disapprove in writing the space plan within three (3) business days after receipt from Tenant and if disapproved, Landlord shall provide Tenant and Tenant’s space planner with specific reasons for disapproval. If Landlord fails to approve or disapprove the space plan on or before the end of such three (3) business day period, Landlord shall be deemed to have approved the last submitted space plan. The foregoing process shall be repeated until Landlord has approved (which shall include deemed approval) the space plan (such space plan, when approved by Landlord and Tenant, is herein referred to as the “Space Plan”).

1.2 Compliance With Disability Acts. Tenant shall provide Tenant’s space planner and/or architect as applicable, with all information needed to cause the construction of Tenant’s Improvements to be completed such that Tenant, the Expansion Space and Tenant’s Improvements (as constructed) will be in compliance with the Disability Acts. Tenant shall indemnify and hold harmless Landlord from and against any and all claims, liabilities and expenses (including, without limitation, reasonable attorney’s fees and expenses) incurred by or asserted against Landlord by reason of or in connection with any violation of the Disability Acts by Tenant and/or Tenant’s Improvements or the Expansion Space not being in compliance with the Disability Acts, except with respect to any non-compliance of the Expansion Space existing on the date of this Amendment. The foregoing indemnity shall not include any claims, liabilities or expenses (including reasonable attorneys’ fees and expenses) arising out of the negligence, gross negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors.

1.3 Construction Plans. Within forty-five (45) days after written approval (or deemed approval) of the Space Plan by Landlord and Tenant, a licensed architect and MEP engineer selected by Tenant and reasonably acceptable to Landlord, at Tenant’s expense (subject to reimbursement through the Finish Allowance), will prepare construction plans (such construction plans, when approved in writing (or deemed approved) by Landlord and Tenant, and all changes and amendments thereto agreed to by Landlord and Tenant in writing, are herein called the “Construction Plans”) for all of Tenant’s improvements requested pursuant to the Space Plan (all improvements required by the Construction Plans are herein called “Tenant’s Improvements”), including complete detail and finish drawings for partitions, doors, reflected ceiling, telephone outlets, electrical switches and outlets and Building standard heating, ventilation and air conditioning equipment and controls. Within five (5) business days after construction plans are delivered to Landlord, Landlord shall approve (which approval shall not be unreasonably withheld) or disapprove same in writing and if disapproved, Landlord shall provide Tenant and Tenant’s architect specific reasons for disapproval. If Landlord disapproves of the submitted construction plans, Tenant shall cause Tenant’s architect to revise the construction plans to incorporate Landlord’s comments and re-

submit the revised construction plans to Landlord within five (5) business days after Landlord’s notice of disapproval. Within three (3) business days after the revised construction plans are delivered to Landlord, Landlord shall approve (which approval shall not be unreasonably withheld) or disapprove same in writing and if disapproved, Landlord shall provide Tenant and Tenant’s architect specific reasons for disapproval. The foregoing process shall continue until the construction plans are approved by Landlord; provided that if Landlord fails to respond in the five (5) or any three (3) business day period, as applicable, Landlord shall be deemed to have approved the last submitted construction plans. If the construction plans are not approved in writing (or deemed approved) by both Tenant and Landlord on or before May 1, 2010 for any reason whatsoever, then each day after May 1, 2010 that the construction plans are not approved (or deemed approved) by Landlord and Tenant shall constitute one (1) day of Tenant Delay. Landlord hereby agrees that Landlord shall not be entitled to disapprove construction plans except for the following reasons: (i) the construction plans do not conform to applicable laws, rules and regulations, (ii) the construction plans or specifications will not accommodate Building standard heating, cooling, mechanical, electrical or plumbing improvements, (iii) the construction plans or specifications do not conform to the Space Plan, or (iv) the work required by the construction plans affects the exterior of the Expansion Space or the Building.

1.4 Changes to Approved Plans. If any re-drawing or re-drafting of either the Space Plan or the Construction Plans is necessitated by Tenant’s written, requested changes (all of which shall be subject to approval by Landlord (which approval shall not be unreasonably withheld or delayed) and, if applicable, the Texas Department of Licensing & Regulation and any other governmental agency or authority to which the plans and specifications are required to be submitted), the expense of any such re-drawing or re-drafting required in connection therewith and the expense of any work and improvements necessitated by such re-drawing or re-drafting will be charged to Tenant (subject to reimbursement from the Finish Allowance).

1.5 Coordination of Planners and Designers. If Tenant shall arrange for interior design services, whether with Landlord’s space planner or any other planner or designer, it shall be Tenant’s responsibility to cause necessary coordination of its agents’ efforts with Landlord’s agents to ensure that no delays are caused to either the planning or construction of the Tenant’s Improvements, and Landlord agrees to reasonably cooperate with Tenant in such regard.

1.6 Contract Selection Process. Promptly following the completion of the Construction Plans, Landlord shall competitively bid the construction of the Tenant’s Improvements to at least three (3) qualified general contractors approved by Landlord, one of which may be selected by Tenant (subject to Landlord’s reasonable approval). The contractor submitting the lowest qualified bid to perform the total construction project associated with Tenant’s Improvements shall be selected, unless otherwise agreed in writing by Landlord and Tenant.

2. Construction and Costs of Tenant’s Improvements.

2.1 Construction Obligation and Finish Allowance.

(a) Landlord agrees to construct Tenant’s Improvements, at Tenant’s cost and expense; provided, however, that Landlord shall provide Tenant with an allowance of up to Thirty-

Eight and no/100 Dollars ($38.00) per square foot of Agreed Rentable Area of the Expansion Space (the “Finish Allowance”), which allowance shall be disbursed by Landlord, from time to time, but in no event more than monthly, for payment of (in the following priority) (i) the contract sum required to be paid to the general contractor engaged to construct Tenant’s Improvements, which contract sum shall include without limitation, the costs of any and all payment and performance bonds required by Landlord in connection with the construction of Tenant’s Improvements and any other costs incurred by such general contractor to comply with the construction requirements applicable to the Building (the “Contract Sum”), (ii) the fees of the preparer of the Construction Plans, (iii) payment of the Construction Management Fee (hereinafter defined), and (iv) such other costs related to the leasehold improvements (such as equipment, appliances and furnishings) as Landlord specifically approves in writing, it being understood that Landlord shall have no obligation whatsoever to fund any portion of the Finish Allowance for such other costs. Upon completion of Tenant’s Improvements and in consideration of Landlord administering the construction of Tenant’s Improvements, Tenant agrees to pay Landlord a fee equal to three percent (3%) of the Contract Sum to construct Tenant’s Improvements (the “Construction Management Fee”) (the foregoing costs are collectively referred to as the “Permitted Costs”). In the event any portion of the Finish Allowance remains unexpended after payment of all costs and expenses in connection with the Tenant’s Improvements, (x) up to $50,000.00 of such remaining amount may applied toward any Excess Costs or Permitted Additional Costs (both as defined in Exhibit D to the Lease) with respect to the Current Premises, and (y) up to $4.00 per square foot of Agreed Rentable Area in the Expansion Space of such remaining amount (the “Permitted Additional Cost Allowance”) may be used for the following costs: (1) purchase and installation of telephone and data cabling, (2) Tenant’s construction management fees (not to exceed $1.00 per square foot of Agreed Rentable Area in the Expansion Space), (3) actual out-of-pocket move related expenses paid by Tenant to unrelated third parties, (4) costs incurred in connection with Tenant’s permitted signage at the Building, and (5) the purchase and installation of Tenant’s furniture to be located in the Expansion Space (such costs, “Permitted Additional Costs”). Following the Commencement Date, Landlord will reimburse Tenant for the Permitted Additional Costs (to the extent of any remaining Permitted Additional Cost Allowance) within thirty (30) days after Landlord’s receipt of invoices therefor. Any portion of the Finish Allowance, including any Permitted Additional Cost Allowance and the $50,000.00 made available for Excess Costs and Permitted Additional Costs with respect to the Current Premises, not requested to be disbursed by Tenant on the date that is twelve (12) months after the Expansion Space Commencement Date shall be the sole property of Landlord, and Tenant shall not be entitled to any credit, payment or abatement on account thereof. In the event Landlord fails to timely pay any portion of the Finish Allowance, including the Permitted Additional Cost Allowance, and such failure continues for thirty (30) days after Landlord’s receipt of notice thereof, Tenant shall have the right, upon written notice to Landlord, to pay for the work to be paid with such Finish Allowance, including the Permitted Additional Cost Allowance, and in such event, Tenant shall have the right, to the extent not previously reimbursed by Landlord, to offset such payment against its monetary obligations under the Lease. Notwithstanding the foregoing, in no event shall Tenant have a right to offset any portion of the Finish Allowance, including the Permitted Additional Cost Allowance that is in dispute by Landlord. Further notwithstanding the foregoing, upon Landlord’s payment in full the current loan outstanding to Wachovia Bank, National Association, Tenant’s right of offset with respect to the Finish Allowance, including the Permitted Additional Cost Allowance, shall terminate and be of no force or effect.

(b) Title to any fixtures (excluding, without limitation, all items paid for with the Permitted Additional Costs Allowance, personalty, movable equipment, furniture and computers) installed in the Expansion Space and purchased with any portion of the Finish Allowance shall pass to Landlord upon payment of the invoice cost thereof and Tenant shall not remove any such fixtures (excluding, without limitation all items paid for with the Permitted Additional Costs Allowance, personalty, movable equipment, furniture and computers) from the Expansion Space without Landlord’s express, prior written consent or unless requested by Landlord in connection with the expiration or earlier termination of the Lease.

2.2 Excess Costs. If the sum of the Permitted Costs exceeds the Finish Allowance, then Tenant shall pay all such excess costs (“Excess Costs”), provided, however, Landlord will, prior to the commencement of construction of Tenant’s Improvements, advise Tenant of the Excess Costs, if any, and the Contract Sum. Tenant shall have five (5) business days from and after the receipt of such advice within which to approve or disapprove the Contract Sum and Excess Costs. If Tenant fails to approve same by the expiration of the fifth such business day, then Tenant shall be deemed to have approved the Proposed Contract Sum and Excess Costs. If Tenant disapproves the Contract Sum and Excess Costs within such five (5) business day period, then Tenant shall either reduce the scope of Tenant’s Improvements such that there shall be no Excess Costs or, at Tenant’s option, Landlord shall obtain two (2) additional bids, provided that each day beyond such five (5) business day period and until the rebid is accepted by Tenant shall constitute a Tenant Delay hereunder. The foregoing process shall continue until a Contract Sum and resulting Excess Costs, if any, are accepted or deemed accepted by Tenant. Landlord and Tenant must approve (or be deemed to have approved) the Contract Sum for the construction of Tenant’s Improvements in writing prior to the commencement of construction.

2.3 Liens Arising from Excess Costs. Tenant agrees to keep the Expansion Space free from any liens arising out of nonpayment of Excess Costs. In the event that any such lien is filed and Tenant, within ten (10) days following Tenant’s receipt of written notice of such filing fails to cause same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it in its sole discretion deems proper, including payment of or defense against the claim giving rise to such lien. All sums paid by Landlord in connection therewith shall constitute Rent under the Lease and a demand obligation of Tenant to Landlord and such obligation shall bear interest at the rate provided for in Section 15.10 of the Supplemental Lease Provisions from the date of payment by Landlord until the date paid by Tenant.

2.4 Construction Deposit. Tenant shall remit to Landlord an amount (the “Prepayment”) equal to fifty percent (50%) of the projected Excess Costs, if any, within five (5) working days after commencement of construction by Landlord. On or prior to the Expansion Space Commencement Date, Tenant shall deliver to Landlord the actual Excess Costs, minus the Prepayment previously paid. Failure by Tenant to timely tender to Landlord the full Prepayment shall permit Landlord to stop all work until the Prepayment is received. All sums due Landlord under this Section 2.4 shall be considered Rent under the terms of the Lease and nonpayment beyond the applicable notice and cure period shall constitute a default under the Lease and entitle Landlord to any and all remedies specified in the Lease.

3. Delays. Delays in the completion of construction of Tenant’s Improvements or in obtaining a certificate of occupancy, if required by the applicable governmental authority, caused by the act or omission of Tenant, Tenant’s Contractors (hereinafter defined) or any person, firm or corporation employed by Tenant or Tenant’s Contractors shall constitute “Tenant Delays”. Landlord agrees to use reasonable efforts to promptly notify Tenant of any events causing Tenant Delays of which Landlord has actual knowledge. In the event that Substantial Completion of the Tenant’s Improvements with respect to the Expansion Space is delayed as a result of any Tenant Delays, then for purposes of determining the Expansion Space Commencement Date, the date of Substantial Completion shall be deemed to be the day that the Tenant’s Improvements would have been Substantially Complete absent any such Tenant Delays. Except as set forth in Section 1(c) of this Amendment, the adjustment of the Expansion Space Commencement Date shall be Tenant’s sole and exclusive remedy for any delay in the Substantial Completion of the Tenant’s Improvements.

4. Substantial Completion and Punch List. The terms “Substantial Completion” and “Substantially Complete,” as applicable, shall mean when Tenant’s Improvements are sufficiently completed in accordance with the Construction Plans so that Tenant can reasonably use the Expansion Space for the Permitted Use (as described in Item 10 of the Basic Lease Provisions). When Landlord reasonably considers Tenant’s Improvements to be Substantially Complete, Landlord will notify Tenant and within five (5) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Expansion Space and identify any necessary touch-up work, repairs and minor completion items as are necessary for final completion of Tenant’s Improvements. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his agreement on punch list items. Landlord will use reasonable efforts to cause the contractor to complete all punch list items within thirty (30) days after agreement thereon.

5. Tenant’s Contractors. If Tenant should desire to enter the Expansion Space or authorize its agent to do so prior to the Expansion Space Commencement Date, to perform approved work not requested of the Landlord, Landlord shall permit such entry if:

(a) Tenant shall use only such contractors which Landlord shall approve, which approval shall not be unreasonably withheld or delayed, and Landlord shall have approved the plans to be utilized by Tenant, which approval will not be unreasonably withheld or delayed; and

(b) Tenant, its contractors, workmen, mechanics, engineers, space planners or such others as may enter the Expansion Space (collectively, “Tenant’s Contractors”), work in harmony with and do not in any way disturb or interfere with Landlord’s space planners, architects, engineers, contractors, workmen, mechanics or other agents or independent contractors in the performance of their work (collectively, “Landlord’s Contractors”), it being understood and agreed that if entry of Tenant or Tenant’s Contractors has caused or is causing a material disturbance to Landlord or Landlord’s Contractors, and such disturbance is not abated within one (1) day following Tenant’s receipt of notice of the specific conduct causing such disturbance, then Landlord may, with prior written notice, refuse admittance to Tenant or Tenant’s Contractors causing such disturbance; and

(c) Tenant (notwithstanding the first sentence of subsection 7.201 of the Supplemental Lease Provisions), Tenant’s Contractors and other agents shall provide Landlord sufficient evidence that each is covered under such Worker’s Compensation, public liability and property damage insurance as Landlord may reasonably request for its protection.

Landlord shall not be liable for any injury, loss or damage to any of Tenant’s installations or decorations made prior to the Expansion Space Commencement Date and not installed by Landlord. Tenant shall indemnify and hold harmless Landlord and Landlord’s Contractors from and against any and all costs, expenses, claims, liabilities and causes of action arising out of or in connection with work performed in the Expansion Space by or on behalf of Tenant (but excluding work performed by Landlord or Landlord’s Contractors). Landlord is not responsible for the function and maintenance of Tenant’s Improvements which are different than Landlord’s standard improvements at the Property or improvements, equipment, cabinets or fixtures not installed by Landlord. Such entry by Tenant and Tenant’s Contractors pursuant to this Section 5 shall be deemed to be under all of the terms, covenants, provisions and conditions of the Lease except the covenant to pay Rent.

6. Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

LANDLORD’S REPRESENTATIVE:

NAME	Jeb Barmish
ADDRESS	HPI Real Estate, Inc.
3600 North Capital of Texas Highway
Building B, Suite 250
Austin, TX 78746
PHONE	(512) 835-4455

TENANT’S REPRESENTATIVE:

NAME	Ken Saunders
ADDRESS	3900 N. Capital of Texas Hwy., Building F
Suite 300
Austin, Texas 78746
PHONE	(512) 732-9990

With a copy of notices delivered in connection with this Work Letter to:

NAME	Tony Proctor
ADDRESS	LML Group LLC
12700 Hill Country Blvd., S-100
Bee Cave, TX 78738
PHONE	(512) 944-6464 Mobile
(512) 857-0325 Fax

7. Building Shell. Notwithstanding anything to the contrary contained herein, Landlord shall be solely responsible (and no part of such work shall be charged as part of the Finish Allowance) for the costs associated with providing the Building shell, which shall include, but not be limited to, the following work:

(a) Building standard ceiling grid and tiles stocked on the floor.

(b) Fire sprinklers, configured to a minimum standard layout of one sprinkler head per 225 useable square feet, or other configuration to be compliant with building code at that time.

(c) HVAC systems, configured to minimum Building standard requirements which are existing and operational, including high and medium pressure ducts. Perimeter VAV boxes only will be installed with thermostats.

(d) Electrical panels both high and low voltage, with available circuit space in a ratio commensurate with the area of the floor (full) to be occupied by the Tenant, are existing and operational. Electrical capacity shall be 4 watts per usable square foot on each floor net of all Building systems with an additional 3 watts per useable square foot available for Tenant’s use.

(e) Window treatments are installed throughout.

(f) Common areas (elevator lobbies and restrooms) are finished and clean.

SCHEDULE B-1

SPACE PLAN